EXHIBIT 23.2

Consent of Jun He Law offices, PRC Counsel

March 15, 2005

SINA CORPORATION

Room 1802, United Plaza
1468 Nan Jing Road West
Shanghai 200040
People’s Republic of China

Dear Sir or Madam:

We consent to references by SINA Corporation to sections of the Annual Report prepared by our firm under the heading “Government Regulation and Legal Uncertainties” on Form 10-K for year ended December 31, 2004.

Yours faithfully,
For and on behalf of

/s/ JUN HE LAW OFFICES